Exhibit 99.1

Contact:	Joe Schierhorn, President, CEO, and COO
(907) 261-3308
Jed Ballard, Chief Financial Officer
(907) 261-3539

NEWS RELEASE

Northrim BanCorp Earns $4.8 Million, or $0.83 Per Diluted Share, in Second Quarter 2022

ANCHORAGE, Alaska - July 28, 2022 - Northrim BanCorp, Inc. (NASDAQ:NRIM) (“Northrim” or the "Company") today reported net income of $4.8 million, or $0.83 per diluted share, in the second quarter of 2022, compared to $7.2 million, or $1.20 per diluted share, in the first quarter of 2022, and $8.3 million, or $1.33 per diluted share, in the second quarter a year ago. The decline in second quarter 2022 profitability as compared to the prior periods was primarily due to a continued decline in mortgage banking income, an increase in the provision for credit losses due to loan growth, and a decrease in the value of marketable equity securities. The decrease in the value of marketable equity securities reduced net income by $810,000 or $0.14 per diluted share in the second quarter of 2022. These items were partially offset by a 15% increase in net interest income in the second quarter of 2022 compared to the prior quarter as interest income increased and interest expense remained stable.

Dividends per share remained at $0.41 in the second quarter of 2022 compared to the first quarter of 2022 and increased from $0.37 per share in the second quarter of 2021. Share repurchases also continued with 200,619 shares of common stock, or 3.5% of shares outstanding, repurchased in the second quarter.

“Second quarter results benefited from rising interest rates resulting in a 15% increase in net interest income but were negatively impacted by certain items and the continued slowdown in mortgage originations,” said Joe Schierhorn, President and Chief Executive Officer. “Our core deposit base, asset sensitivity, and continued market share gains should continue to drive improved margins and profitability in a rising interest rate environment.”

Second Quarter 2022 Highlights:

•Net income decreased to $4.8 million, or $0.83 per diluted share, in the second quarter of 2022 compared to $7.2 million, or $1.20 per diluted share in the preceding quarter and $8.3 million, or $1.33 per diluted share in the second quarter of 2021.
•For the second quarter of 2022, Community Banking revenue was $23.5 million, compared to $22.8 million in the first quarter of 2022, and $21.2 million in the second quarter of 2021.
•Mortgage banking income was $5.9 million in the second quarter, compared to $7.0 million in the first quarter of 2022, and $11.4 million in the second quarter of 2021.
•Net interest income in the second quarter of 2022 increased 15% to $22.2 million compared to $19.3 million in the first quarter of 2022 and increased 16% compared to $19.2 million in the second quarter of 2021.
•Core net interest income* in the second quarter of 2022 (excluding Paycheck Protection Program ("PPP") interest and fees) increased 33% to $20.8 million in the second quarter of 2022, compared to $15.6 million in the second quarter of 2021.
•Net interest margin on a tax equivalent basis (“NIMTE”)* was 3.70% for the second quarter of 2022, a 50-basis point increase from the first quarter of 2022 and a 20-basis point increase compared to the second quarter of 2021 due primarily to the increased yields on loans and investments.
•The weighted average interest rate for new loans booked in the second quarter of 2022 was 4.66% compared to 4.02% in the first quarter of 2022 and 3.59% in the second quarter a year ago.

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•Long-term investments in the second quarter of 2022 were purchased with a weighted average yield of 3.22% compared to 1.93% in the first quarter of 2022 and 0.93% in the second quarter a year ago.
•Return on average assets ("ROAA") was 0.74% and return on average equity ("ROAE") was 8.58% for the second quarter of 2022.
•Portfolio loans were $1.41 billion at June 30, 2022, up 2% from the preceding quarter due to core loan growth and down 6% from a year ago, primarily as a result of PPP forgiveness.
•Core portfolio loans (loans excluding PPP loans), were $1.37 billion at June 30, 2022, up 5% from the preceding quarter and up 16% from a year ago. At June 30, 2022, 76% of core portfolio loans are adjustable rate and are subject to rate increases as the prime rate and other indices increase.
•Total deposits were $2.34 billion at both June 30, 2022 and March 31, 2022, and up 9% from $2.15 billion a year ago. Demand deposits increased 4% year-over-year to $830.2 million at June 30, 2022 and currently represent 35% of total deposits.
•Repurchased 200,619 shares of common stock in the second quarter of 2022 at an average price of $41.04 per share.

Financial Highlights	Three Months Ended
(Dollars in thousands, except per share data)	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
Total assets	$2,611,154	$2,626,160	$2,724,719	$2,609,946	$2,453,567
Total portfolio loans	$1,405,709	$1,377,387	$1,413,886	$1,450,657	$1,487,968
Total portfolio loans (excluding PPP loans)	$1,373,837	$1,313,114	$1,295,657	$1,247,297	$1,187,032
Total deposits	$2,335,390	$2,343,066	$2,421,631	$2,296,541	$2,146,438
Total shareholders' equity	$215,289	$225,832	$237,817	$242,474	$237,218
Net income	$4,795	$7,226	$8,114	$8,877	$8,345
Diluted earnings per share	$0.83	$1.20	$1.31	$1.42	$1.33
Return on average assets	0.74%	1.12%	1.23%	1.40%	1.40%
Return on average shareholders' equity	8.58%	12.36%	13.14%	14.47%	14.10%
NIM	3.67%	3.18%	3.52%	3.45%	3.48%
NIMTE*	3.70%	3.20%	3.54%	3.47%	3.50%
Efficiency ratio	77.39%	70.02%	73.48%	68.07%	67.00%
Total shareholders' equity/total assets	8.24%	8.60%	8.73%	9.29%	9.67%
Tangible common equity/tangible assets*	7.68%	8.04%	8.19%	8.73%	9.07%
Book value per share	$37.90	$38.39	$39.54	$39.25	$38.22
Tangible book value per share*	$35.08	$35.67	$36.88	$36.66	$35.64
Dividends per share	$0.41	$0.41	$0.38	$0.38	$0.37
Common stock outstanding	5,681,089	5,881,708	6,014,813	6,177,300	6,206,913

* References to core net interest income, NIMTE, tangible book value per share, tangible common equity to tangible assets (all of which exclude intangible assets), and core net interest income represent non-GAAP financial measures. Management has presented these non-GAAP measurements in this earnings release, because it believes these measures are useful to investors. See the end of this release for reconciliations of these non-GAAP financial measures to GAAP financial measures.

2nd Quarter Update:

•Growth and Paycheck Protection Program:
◦In 2020 and 2021, Northrim funded a total of nearly 5,800 PPP loans totaling $612.6 million to both existing and new customers. Management estimates that Northrim funded approximately 24% of the number and 32% of the value of all Alaska PPP second round loans.

◦As of June 30, 2022, PPP has resulted in 2,344 new customers totaling $69.7 million in non-PPP loans, and $132.4 million in new deposit balances.

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◦As of June 30, 2022, Northrim customers had received forgiveness through the U.S. Small Business Administration ("SBA") on 5,407 PPP loans totaling $582.0 million, of which 417 PPP loans totaling $33.7 million were forgiven in the second quarter of 2022, 537 PPP loans totaling $56.9 million were forgiven in the first quarter of 2022, and 4,451 PPP loans totaling $491.4 million were forgiven in 2021. Of the PPP loans forgiven in the second quarter of 2022, 414 loans totaling $33.4 million related to PPP round two. As of June 30, 2022, approximately 99% of the number of PPP round one loans funded and 88% of the number of PPP round two loans funded have been forgiven.

•Customer Accommodations: The Company implemented assistance to help its customers experiencing financial challenges as a result of COVID-19 in addition to participation in PPP lending. As of June 30, 2022, these accommodations include interest only and deferral options on loan payments. The total outstanding principal balance of loan modifications due to the impacts of COVID-19 as of June 30, 2022, March 31, 2022, and June 30, 2021 were as follows:

Loan Modifications due to COVID-19 as of June 30, 2022
(Dollars in thousands)	Interest Only	Full Payment Deferral	Total
Portfolio loans	$23,573	$—	$23,573
Number of modifications	5	—	5
Number of relationships	2	—	2

Loan Modifications due to COVID-19 as of March 31, 2022
(Dollars in thousands)	Interest Only	Full Payment Deferral	Total
Portfolio loans	$45,074	$—	$45,074
Number of modifications	13	—	13
Number of relationships	3	—	3

Loan Modifications due to COVID-19 as of June 30, 2021
(Dollars in thousands)	Interest Only	Full Payment Deferral	Total
Portfolio loans	$75,613	$7,440	$83,053
Number of modifications	23	1	24
Number of relationships	10	1	11

The $23.6 million COVID-19 loan accommodations as of June 30, 2022 are scheduled to return to normal principal and interest payments in 2022.

•Provision for Credit Losses: Northrim booked a provision for credit losses of $463,000 for the quarter ended June 30, 2022. This compares to a benefit for credit loss provisions of $150,000 during the previous quarter and a $427,000 benefit for credit losses in the second quarter a year ago. The provision for the current quarter was recorded using a discounted cash flow model under the Current Expected Credit Loss ("CECL") methodology and reflects expected lifetime credit losses on loans and off-balance sheet unfunded loan commitments. The increase in the provision for credit losses in the second quarter of 2022 is primarily the result of growth in core loans.

•Credit Quality: Nonaccrual loans, net of government guarantees decreased to $7.3 million at June 30, 2022, compared to $8.7 million in the previous quarter, and $12.0 million at June 30, 2021. Net adversely classified loans decreased to $8.8 million at June 30, 2022, compared to $11.7 million in the first quarter of 2022 and $14.1 million in the second quarter a year ago. Net loan charge-offs were $46,000 in the second quarter of 2022, compared to net loan charge-offs of $262,000 in the first quarter and $64,000 in the second quarter of 2021.

•Capital Management: At June 30, 2022, the Company’s tangible common equity to tangible assets* ratio was 7.68% and the capital of Northrim Bank (the "Bank") was well in excess of all regulatory requirements. During

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the second quarter of 2022, the Company repurchased 200,619 shares of common stock under the previously announced share repurchase programs, with no shares remaining of the 300,000 shares previously authorized for repurchase in February 2022.

Alaska Economic Update
(Note: sources for information included in this section are included on page 12.)

The Alaska economy has seen continued job growth and personal income gains. A strong rebound in tourism activity, coupled with high oil prices has benefited the state. “The national focus on supply chain issues and the desire for more domestic production should improve the demand for Alaska’s vast natural resources,” stated Mark Edwards, EVP Chief Credit Officer and Bank Economist. “Like the rest of the nation, Alaska’s housing market saw large price increases over the last year. However, we expect the rapidly rising interest rate environment to temper the Alaska housing market in the second half of 2022.”

The Alaska Department of Labor ("DOL") has released data through May of 2022. The DOL reports total payroll jobs in Alaska increased 2.9% or 8,900 jobs compared to May of 2021. The Leisure and Hospitality sector showed the fastest year over year increase of 12.4%. Tourism related jobs were the hardest hit from the pandemic travel restrictions, but were also the quickest to rebound. The Oil and Gas sector has benefited from high energy prices and added 600 jobs since May of 2021, a 9.1% increase. Other sectors showing improvement over the last 12 months include Trade, Warehousing, and Utilities (+6.8%), Other Services (+4.8%); Financial Activities (+2.8%), and Professional and Business Services (+2.6%). The only private sectors to decline year over year were Manufacturing (-2.9%) and Information (-2.1%). The Government sector was up slightly by 0.6%, an increase of 500 jobs through May 2022 year-over-year.

Alaska’s Gross State Product (“GSP”), was estimated to be $58 billion at the end of 2021 by the Federal Bureau of Economic Analysis ("BEA"). This was a 0.3% increase in 2021 over 2020 figures. The BEA also calculated Alaska’s seasonally adjusted personal income was $49 billion in 2021, an improvement of 5.9% over 2020. This was largely a result of COVID related government transfer payments and an improvement in employment leading to higher wage income last year.

The price of Alaska North Slope crude oil began 2021 averaging $55.56 a barrel in January and climbed steadily throughout the year due to rising global demand to a monthly average high of $84.36 in October 2021. 2022 began with a monthly average of $86.50 a barrel in January and surpassed $100 in March after the war in Ukraine began. Prices increased in the second quarter of 2022, reaching a monthly average of $120.17 a barrel in June.

Alaska’s home mortgage delinquency level continues to be better than most of the nation. According to the Mortgage Bankers Association, Alaska’s delinquency rate in the first quarter of 2022 was 3.49% compared to the national average rate of 3.84%. The Mortgage Bankers Association survey reported that the mortgage foreclosure rate in Alaska in the first quarter of 2022 was identical to the national average rate of 0.53%.

According to the Alaska Multiple Listing Services, the average sales price of a single family home in Anchorage rose 6.9% in 2021 to $424,148. In the first six months of 2022 prices climbed another 7.5% to $456,052. Average sales prices in the Matanuska Susitna Borough rose 15.6% in 2021 and another 11% in the first six months of 2022 to $386,429. These two markets represent where the vast majority of the Bank’s residential lending activity occurs. Prices also increased 13.9% in the Fairbanks North Star Borough, 13.4% in the Kenai Peninsula Borough, and 13.8% in the Kodiak Island Borough in 2021.

The number of housing units sold in Anchorage was up significantly in 2021 by 11.2%, following an increase of 19.5% in 2020, as reported by the Alaska Multiple Listing Services. The Matanuska Susitna Borough also had strong sales activity, up 11.7% in 2021 and 9.7% in 2020.

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Northrim Bank sponsors the Alaskanomics blog to provide news, analysis, and commentary on Alaska’s economy. Join the conversation at Alaskanomics.com, or for more information on the Alaska economy, visit: www.northrim.com and click on the “Business Banking” link and then click “Learn.” Information from our website is not incorporated into, and does not form, a part of this earnings release.

Review of Income Statement

Consolidated Income Statement

In the second quarter of 2022, Northrim generated a ROAA of 0.74% and a ROAE of 8.58%, compared to 1.12% and 12.36%, respectively, in the first quarter of 2022 and 1.40% and 14.10%, respectively, in the second quarter a year ago.

Net Interest Income/Net Interest Margin

Net interest income increased 16% to $22.2 million in the second quarter of 2022 compared to $19.2 million in the second quarter of 2021 and increased 15% compared to $19.3 million in the first quarter of 2022. Interest income continues to benefit from the amortization of PPP loan fees and the full recognition of the deferred PPP loan fees upon forgiveness by the SBA. During the second quarter of 2022, Northrim received $33.7 million in loan forgiveness through the SBA, compared to $56.9 million in loan forgiveness during the prior quarter, resulting in total net PPP fee income of $1.3 million and $2.1 million, respectively. As of June 30, 2022, there was $1.1 million of net deferred PPP fee income remaining.

NIMTE* was 3.70% in the second quarter of 2022 compared to 3.20% in the preceding quarter and 3.50% in the second quarter a year ago. NIMTE* increased 50 basis points in the second quarter of 2022 compared to the prior quarter and 20 basis points compared to the second quarter of 2021 primarily due to higher yields on portfolio loans, investments, and interest bearing deposits in other banks. The weighted average interest rate for new loans booked in the second quarter of 2022 was 4.66% compared to 4.02% in the first quarter of 2022 and 3.59% in the second quarter a year ago. Additionally, the Company purchased long-term investments in the second quarter of 2022 with a weighted average yield of 3.22% compared to 1.93% in the first quarter of 2022 and 0.93% in the second quarter a year ago. Also notable during the second quarter of 2022 was the impact of SBA PPP loan fees and interest on net interest income, which increased our NIMTE* by 18 basis points during the quarter compared to what our NIMTE* would have been if we had not made any SBA PPP loans. “We expect our net interest margin to continue to improve with increases in interest rates in 2022, as nearly 75% of our loan portfolio has adjusting rates and our large cash position will reprice immediately upon any rate increases,” said Jed Ballard, Chief Financial Officer. Northrim's NIMTE* continues to remain above the peer average posted by the S&P U.S. Small Cap Bank Index with total market capitalization between $250 million and $1 billion as of March 31, 20221.

Provision for Credit Losses

Northrim recorded a provision for credit losses of $463,000 in the second quarter of 2022, which includes a $189,000 provision for credit losses on unfunded commitments and a provision for credit losses on loans of $274,000. This compares to a benefit to the provision for credit losses of $150,000 in the first quarter of 2022, and a benefit to the provision for credit losses of $427,000 in the second quarter a year ago. The provision for credit losses in the second quarter of 2022 is largely attributable to the growth in our core loan portfolio.

Nonperforming loans, net of government guarantees, decreased during the quarter to $7.3 million at June 30, 2022, compared to $8.7 million at March 31, 2022, and decreased compared to $12.0 million at June 30, 2021. The

1As of March 31, 2022, the S&P U.S. Small Cap Bank Index tracked 289 banks with total common market capitalization between $250 million to $1B for the following ratios: NIMTE* of 2.78%.

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allowance for credit losses was 158% of nonperforming loans, net of government guarantees, at the end of the second quarter of 2022, compared to 130% three months earlier and 121% a year ago.

Other Operating Income

In addition to home mortgage lending, Northrim has interests in other businesses that complement its core community banking activities, including purchased receivables financing and wealth management. Other operating income contributed $7.8 million, or 26% of total second quarter 2022 revenues, as compared to $10.8 million, or 36% of revenues in the first quarter of 2022, and $14.1 million, or 42% of revenues in the second quarter of 2021. The decrease in other operating income in the second quarter of 2022 as compared to the preceding quarter is primarily the result of $2.0 million in life insurance proceeds received in the first quarter of 2022 in connection with the death of the Company’s former Executive Vice President, General Counsel and Corporate Secretary who passed away on November 11, 2021. Additionally, there were decreases in the value of marketable equity securities and mortgage banking income. These decreases were only partially offset by increases in bankcard fees, purchased receivable income, and service charges on deposit accounts. The decrease in other operating income in the second quarter of 2022 as compared to the second quarter a year ago was due primarily to a lower volume of mortgage activity.

Other Operating Expenses

Operating expenses were $23.2 million in the second quarter of 2022, compared to $21.1 million in the first quarter of 2022, and $22.3 million in the second quarter of 2021. The increase in other operating expenses in the second quarter of 2022 compared to the first quarter of 2022 is primarily due to increased salaries and other personnel expense and higher mortgage commissions expense due to higher mortgage volume, as well as increased marketing expense due to the timing of payments for charitable contributions.

Income Tax Provision

In the second quarter of 2022, Northrim recorded $1.5 million in state and federal income tax expense for an effective tax rate of 24.1%, compared to $2.0 million, or 21.3% in the first quarter of 2022 and $3.1 million, or 26.9% in the second quarter a year ago. The increase in the tax rate in the second quarter of 2022 as compared to the first quarter of 2022 is primarily the result of a decrease in tax credits and tax exempt interest income as a percentage of pre-tax income.

Community Banking

Net interest income in the Community Banking segment totaled $21.6 million in the second quarter of 2022, compared to $18.9 million in the first quarter of 2022 and $18.5 million in the second quarter of 2021. Net interest income benefited from $1.5 million of PPP income in the second quarter of 2022, and $2.3 million of PPP income in the first quarter of 2022. As of June 30, 2022, there was $1.1 million of unearned loan fees net of costs related to round one and round two PPP loans.

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The following table provides highlights of the Community Banking segment of Northrim:

	Three Months Ended
(Dollars in thousands, except per share data)	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
Net interest income	$21,603	$18,909	$21,150	$19,728	$18,468
Provision (benefit) for credit losses	463	(150)	(1,078)	(1,106)	(427)
Other operating income	1,907	3,841	2,308	2,765	2,772
Other operating expense	16,415	14,831	15,583	14,849	14,551
Income before provision for income taxes	6,632	8,069	8,953	8,750	7,116
Provision for income taxes	1,605	1,641	1,211	1,955	1,850
Net income	$5,027	$6,428	$7,742	$6,795	$5,266
Weighted average shares outstanding, diluted	5,805,870	5,997,351	6,177,766	6,265,602	6,277,265
Diluted earnings per share	$0.87	$1.07	$1.25	$1.08	$0.84

	Year-to-date
(Dollars in thousands, except per share data)	June 30, 2022	June 30, 2021
Net interest income	$40,512	$37,202
Provision (benefit) for credit losses	313	(1,915)
Other operating income	5,748	5,046
Other operating expense	31,246	28,215
Income before provision for income taxes	14,701	15,948
Provision for income taxes	3,246	3,302
Net income	$11,455	$12,646
Weighted average shares outstanding, diluted	5,902,287	6,280,369
Diluted earnings per share	$1.94	$2.02

Home Mortgage Lending

During the second quarter of 2022, mortgage loan volume increased to $191.0 million, of which 90% was for new home purchases, compared to $143.6 million and 76% of loans funded for new home purchases in the first quarter of 2022, and decreased as compared to $286.3 million, of which 69% was for new home purchases in the second quarter of 2021. The rising interest rate environment has caused the housing market to slow down compared to prior year and decreased the yields on mortgage loans sold in the second quarter of 2022 as compared to the prior quarter and the second quarter of the prior year.

The net change in fair value of mortgage servicing rights decreased mortgage banking income by $250,000 during the second quarter of 2022, primarily due to an increase in the discount rate used to value the mortgage servicing rights, which was generally caused by the increase in mortgage rates and only partially offset by a reduction in estimated prepayment speeds.

As of June 30, 2022, Northrim serviced 3,241 loans in its $818.3 million home-mortgage-servicing portfolio, a 4% increase compared to the $789.4 million serviced for the first quarter of 2022, and a 15% increase from the $713.9 million serviced a year ago. Delinquencies in the loan servicing portfolio totaled 2.6% at June 30, 2022, compared to 3.3% at June 30, 2021. Mortgage servicing revenue contributed $1.9 million to revenues in the second quarter of 2022, compared to $1.8 million in the first quarter of 2022, and $2.5 million in the second quarter of 2021.

Total mortgage servicing income fluctuates based on the number of mortgage servicing rights originated during the period and changes in the fair value of those servicing rights. The fair value of mortgage servicing rights is driven

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by interest rate volatility and the number of serviced mortgages that pay off during the period, as well as fluctuations in estimated prepayment speeds based on published industry metrics. The change in the fair value of mortgage servicing rights was a decrease of $250,000 for the second quarter of 2022, compared to an increase of $711,000 for the first quarter of 2022 and a decrease of $567,000 for the second quarter of 2021.

The following table provides highlights of the Home Mortgage Lending segment of Northrim:

	Three Months Ended
(Dollars in thousands, except per share data)	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
Mortgage commitments	$116,167	$130,208	$81,617	$169,436	$173,994
Mortgage loans funded for sale	$191,023	$143,575	$247,249	$283,165	$286,314
Mortgage loan refinances to total fundings	10%	24%	30%	23%	31%
Mortgage loans serviced for others	$818,266	$789,382	$772,764	$750,327	$713,926

Net realized gains on mortgage loans sold	$4,649	$3,921	$7,214	$7,957	$9,470
Change in fair value of mortgage loan commitments, net	(603)	409	(1,687)	533	(427)
Total production revenue	4,046	4,330	5,527	8,490	9,043
Mortgage servicing revenue	1,932	1,771	1,975	2,449	2,452
Change in fair value of mortgage servicing rights:
Due to changes in model inputs of assumptions[1]	(225)	1,192	(89)	(928)	16
Other[2]	(25)	(481)	(460)	(530)	(583)
Total mortgage servicing revenue, net	1,682	2,482	1,426	991	1,885
Other mortgage banking revenue	172	170	316	412	432
Total mortgage banking income	$5,900	$6,982	$7,269	$9,893	$11,360

Net interest income	$609	$395	$560	$704	$724
Mortgage banking income	5,900	6,982	7,269	9,893	11,360
Other operating expense	6,823	6,270	7,416	7,685	7,785
(Loss) income before provision for income taxes	(314)	1,107	413	2,912	4,299
(Benefit) provision for income taxes	(82)	309	41	830	1,220
Net (loss) income	($232)	$798	$372	$2,082	$3,079

Weighted average shares outstanding, diluted	5,805,870	5,997,351	6,177,766	6,265,602	6,277,265
Diluted earnings per share	($0.04)	$0.13	$0.06	$0.34	$0.49
1Principally reflects changes in discount rates and prepayment speed assumptions, which are primarily affected by changes in interest rates.
2Represents changes due to collection/realization of expected cash flows over time.

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	Year-to-date
(Dollars in thousands, except per share data)	June 30, 2022	June 30, 2021
Mortgage loans funded for sale	$334,598	$587,277
Mortgage loan refinances to total fundings	16%	46%

Net realized gains on mortgage loans sold	$8,569	$21,265
Change in fair value of mortgage loan commitments, net	(193)	(329)
Total production revenue	8,376	20,936
Mortgage servicing revenue	3,703	4,604
Change in fair value of mortgage servicing rights:
Due to changes in model inputs of assumptions[1]	967	(164)
Other[2]	(506)	(1,412)
Total mortgage servicing revenue, net	4,164	3,028
Other mortgage banking revenue	342	1,018
Total mortgage banking income	$12,882	$24,982

Net interest income	$1,004	$1,483
Mortgage banking income	12,882	24,982
Other operating expense	13,093	15,448
Income before provision for income taxes	793	11,017
Provision for income taxes	227	3,137
Net income	$566	$7,880

Weighted average shares outstanding, diluted	5,902,287	6,280,369
Diluted earnings per share	$0.10	$1.25
1Principally reflects changes in discount rates and prepayment speed assumptions, which are primarily affected by changes in interest rates.
2Represents changes due to collection/realization of expected cash flows over time.

Balance Sheet Review

Northrim’s total assets were $2.61 billion at June 30, 2022, down 1% from the preceding quarter and up 6% from a year ago. Northrim’s loan-to-deposit ratio was 60% at June 30, 2022, up slightly from 59% at March 31, 2022, and down from 69% at June 30, 2021.

Liquidity levels remain high with interest bearing deposits in other banks at $312.9 million, representing 13% of interest-earning assets as of June 30, 2022, compared to 14% at June 30, 2021.

Average interest-earning assets were $2.43 billion in the second quarter of 2022, down 1% from $2.46 billion in the first quarter of 2022 and up 10% from $2.22 billion in the second quarter a year ago. The average yield on interest-earning assets was 3.83% in the second quarter of 2022, up from 3.33% in the preceding quarter and 3.69% in the second quarter a year ago.

Average investment securities increased to $589.6 million in the second quarter of 2022, compared to $491.0 million in the first quarter of 2022 and $354.3 million in the second quarter a year ago. The average net tax equivalent yield on the securities portfolio was 1.59% for the second quarter of 2022, up from 1.23% in the preceding quarter and up from 1.32% in the year ago quarter. The average estimated duration of the investment portfolio at June 30, 2022, was approximately three and a half years.

“Core loans, excluding PPP loans, increased $60.7 million during the second quarter of 2022 as compared to the first quarter of 2022 as new customer relationships continued to expand and grow,” said Michael Huston, Bank

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President and Chief Lending Officer. At June 30, 2022, commercial loans represented 38% of total loans, PPP loans represented 2% of total loans, commercial real estate owner occupied loans comprised 17% of total loans, commercial real estate non-owner occupied loans comprised 29% of total loans, and construction loans made up 9% of total loans. Portfolio loans were $1.41 billion at June 30, 2022, up 2% from the preceding quarter and down 6% from a year ago. Portfolio loans excluding the impact from PPP (core loans) were $1.37 billion at June 30, 2022 up 5% from the preceding quarter and up 16% from a year ago. Average portfolio loans in the second quarter of 2022 were $1.40 billion, which was up 1% from the preceding quarter and down 9% from a year ago. Yields on average portfolio loans in the second quarter of 2022 increased to 5.52% from 5.27% in the first quarter of 2022 and increased from 4.75% in the second quarter of 2021. The increase in the yield on portfolio loans in the second quarter of 2022 compared to the first quarter of 2022 is primarily due to loan repricing due to the increases in interest rates and new loans booked at higher rates due to changes in the interest rate environment.

Alaskans continue to account for substantially all of Northrim’s deposit base, which is primarily made up of low-cost transaction accounts. Total deposits were $2.34 billion at both June 30, 2022 and March 31, 2022, up 9% from $2.15 billion a year ago. Demand deposits increased by 2% from the prior quarter and increased 4% year-over-year to $830.2 million at June 30, 2022. Average interest-bearing deposits were down 1% to $1.51 billion with an average cost of 0.16% in the second quarter of 2022, compared to $1.53 billion and an average cost of 0.15% in the first quarter of 2022, and up 15% compared to $1.32 billion and an average cost of 0.27% in the second quarter of 2021.

Shareholders’ equity was $215.3 million, or $37.90 book value per share, at June 30, 2022, compared to $225.8 million, or $38.39 book value per share, at March 31, 2022 and $237.2 million, or $38.22 book value per share, a year ago. Tangible book value per share* was $35.08 at June 30, 2022, compared to $35.67 at March 31, 2022, and $35.64 per share a year ago. The decrease in shareholders' equity in the second quarter of 2022 as compared to the first quarter of 2022 was largely the result of $8.2 million for the repurchase of stock during the quarter, as well as the decrease in the fair value of the available for sale securities portfolio, which decreased $5.5 million, net of tax, and dividends paid of $2.3 million, which was only partially offset by earnings of $4.8 million. Northrim continues to maintain capital levels in excess of the requirements to be categorized as “well-capitalized” with Tier 1 Capital to Risk Adjusted Assets of 12.74% at June 30, 2022, compared to 13.76% at March 31, 2022, and 14.54% at June 30, 2021.

Asset Quality

Nonperforming assets ("NPAs") net of government guarantees were $11.7 million at June 30, 2022, down from $13.1 million at March 31, 2022 and from $17.8 million a year ago. Of the NPAs at June 30, 2022, $5.9 million, or 74% are nonaccrual loans related to five commercial relationships. One of these relationships, which totaled $915,000 at June 30, 2022, is a business in the medical industry.

Net adversely classified loans were $8.8 million at June 30, 2022, as compared to $11.7 million at March 31, 2022, and $14.1 million a year ago. Adversely classified loans are loans that Northrim has classified as substandard, doubtful, and loss, net of government guarantees. Net loan charge-offs were $46,000 in the second quarter of 2022, compared to net loan charge-offs of $262,000 in the first quarter of 2022, and net loan charge-offs of $64,000 in the second quarter of 2021.

Performing restructured loans that were not included in nonaccrual loans at June 30, 2022, net of government guarantees were $588,000, down from $596,000 three months earlier and down from $777,000 a year ago. Borrowers who are in financial difficulty and who have been granted concessions that may include interest rate reductions, term extensions, or payment alterations are categorized as restructured loans, unless it is the result of the COVID-19 global pandemic. The Company presents restructured loans that are performing separately from those that are classified as nonaccrual to provide more information on this category of loans and to differentiate between accruing performing and nonperforming restructured loans.

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Excluding SBA PPP loans, Northrim had $121.3 million, or 9% of total portfolio loans, in the Healthcare sector; $96.6 million, or 7% of portfolio loans, in the Tourism sector; $63.1 million, or 5% in Retail loans; $50.0 million, or 4% of portfolio loans, in the Aviation (non-tourism) sector; $59.9 million, or 4% in the Accommodations sector; $58.5 million, or 4% in the Fishing sector; and $51.1 million, or 4% in the Restaurants and Breweries sector as of June 30, 2022.

Northrim estimates that $59.2 million, or approximately 4% of portfolio loans excluding SBA PPP loans, had direct exposure to the oil and gas industry in Alaska, as of June 30, 2022, and $3.2 million of these loans are adversely classified. As of June 30, 2022, Northrim has an additional $68.1 million in unfunded commitments to companies with direct exposure to the oil and gas industry in Alaska, and none of these unfunded commitments are considered to be adversely classified loans. Northrim defines direct exposure to the oil and gas sector as loans to borrowers that provide oilfield services and other companies that have been identified as significantly reliant upon activity in Alaska related to the oil and gas industry, such as lodging, equipment rental, transportation and other logistics services specific to this industry.

About Northrim BanCorp

Northrim BanCorp, Inc. is the parent company of Northrim Bank, an Alaska-based community bank with 17 branches in Anchorage, the Matanuska Valley, Soldotna, Juneau, Fairbanks, Ketchikan, and Sitka, and loan production offices in Kodiak and Nome, serving 90% of Alaska’s population; and an asset based lending division in Washington; and a wholly-owned mortgage brokerage company, Residential Mortgage Holding Company, LLC. The Bank differentiates itself with its detailed knowledge of Alaska’s economy and its “Customer First Service” philosophy. Pacific Wealth Advisors, LLC is an affiliated company of Northrim BanCorp.

www.northrim.com

Northrim BanCorp Earns $4.8 Million, or $0.83 per Diluted Share in 2Q22
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Forward-Looking Statement
This release may contain “forward-looking statements” as that term is defined for purposes of Section 21E of the Securities Exchange Act of 1934, as amended. These statements are, in effect, management’s attempt to predict future events, and thus are subject to various risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy, management’s plans and objectives for future operations, and statements related to the expected or potential impact of the novel coronavirus (COVID-19) pandemic and the related responses of the government are forward-looking statements.  When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Northrim and its management are intended to help identify forward-looking statements.  Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct.  Forward looking statements, whether concerning the COVID-19 pandemic and the government responses related thereto or otherwise, are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements.  These risks and uncertainties include: the uncertainties relating to the impact of COVID-19 on the Company's credit quality, business, operations and employees; the impact of the results of government initiatives on the regulatory landscape, natural resource extraction industries, capital markets, and the response to and management of the COVID-19 pandemic, including the effectiveness of previously-enacted fiscal stimulus from the federal government and a potential infrastructure bill; the timing of PPP loan forgiveness; the impact of interest rates, inflation, supply-chain constraints, trade policies and tensions, including tariffs, and potential geopolitical instability, including the war in Ukraine; our ability to maintain strong asset quality and to maintain or expand our market share or net interest margins; and our ability to execute our business plan.  Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy as those factors relate to our cost of funds and return on assets.  In addition, there are risks inherent in the banking industry relating to collectability of loans and changes in interest rates.  Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and from time to time are disclosed in our other filings with the Securities and Exchange Commission.  However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations. These forward-looking statements are made only as of the date of this release, and Northrim does not undertake any obligation to release revisions to these forward-looking statements to reflect events or conditions after the date of this release.

References:

www.sba.gov/ak

https://www.bea.gov/

http://almis.labor.state.ak.us/

http://www.tax.alaska.gov/programs/oil/prevailing/ans.aspx

http://www.tax.state.ak.us/

www.mba.org

https://www.alaskarealestate.com/MLSMember/RealEstateStatistics.aspx

https://www.sba.gov/document/report-paycheck-protection-program-weekly-reports-2021

https://www.capitaliq.spglobal.com/web/client?auth=inherit&overridecdc=1&#markets/indexFinancials

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Income Statement
(Dollars in thousands, except per share data)	Three Months Ended			Year-to-date
(Unaudited)	June 30,	March 31,	June 30,	June 30,	June 30,
	2022	2022	2021	2022	2021
Interest Income:
Interest and fees on loans	$19,807	$18,268	$18,963	$38,075	$38,387
Interest on portfolio investments	2,419	1,548	1,229	3,967	2,363
Interest on deposits in banks	766	242	61	1,008	99
Total interest income	22,992	20,058	20,253	43,050	40,849
Interest Expense:
Interest expense on deposits	599	575	879	1,174	1,828
Interest expense on borrowings	181	179	182	360	336
Total interest expense	780	754	1,061	1,534	2,164
Net interest income	22,212	19,304	19,192	41,516	38,685

Provision (benefit) for credit losses	463	(150)	(427)	313	(1,915)
Net interest income after provision (benefit) for credit losses	21,749	19,454	19,619	41,203	40,600

Other Operating Income:
Mortgage banking income	5,900	6,982	11,360	12,882	24,982
Bankcard fees	927	804	879	1,731	1,619
Purchased receivable income	566	402	575	968	1,107
Service charges on deposit accounts	402	374	308	776	598
Keyman insurance proceeds	—	2,002	—	2,002	—
Gain on sale of securities	—	—	31	—	31
Unrealized gain (loss) on marketable equity securities	(810)	(422)	178	(1,232)	94
Other income	822	681	801	1,503	1,597
Total other operating income	7,807	10,823	14,132	18,630	30,028

Other Operating Expense:
Salaries and other personnel expense	15,401	14,106	14,917	29,507	29,645
Data processing expense	2,311	1,992	2,206	4,303	4,241
Occupancy expense	1,748	1,726	1,869	3,474	3,529
Marketing expense	814	425	672	1,239	1,076
Professional and outside services	708	722	642	1,430	1,266
Insurance expense	516	566	329	1,082	643
OREO expense, net rental income and gains on sale	19	(12)	47	7	11
Intangible asset amortization expense	6	6	9	12	18
Other operating expense	1,715	1,570	1,645	3,285	3,234
Total other operating expense	23,238	21,101	22,336	44,339	43,663

Income before provision for income taxes	6,318	9,176	11,415	15,494	26,965
Provision for income taxes	1,523	1,950	3,070	3,473	6,439
Net income	$4,795	$7,226	$8,345	$12,021	$20,526

Basic EPS	$0.83	$1.22	$1.34	$2.05	$3.30
Diluted EPS	$0.83	$1.20	$1.33	$2.03	$3.27
Weighted average shares outstanding, basic	5,750,873	5,938,037	6,206,913	5,844,455	6,213,392
Weighted average shares outstanding, diluted	5,805,870	5,997,351	6,277,265	5,902,287	6,280,369

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Balance Sheet
(Dollars in thousands)
(Unaudited)	June 30,	March 31,	June 30,
	2022	2022	2021

Assets:
Cash and due from banks	$24,035	$19,326	$25,486
Interest bearing deposits in other banks	312,888	513,482	321,399
Investment securities available for sale, at fair value	612,027	488,347	337,231
Investment securities held to maturity	29,750	24,750	20,000
Marketable equity securities, at fair value	9,122	7,997	9,588
Investment in Federal Home Loan Bank stock	3,824	3,828	3,114
Loans held for sale	63,080	49,980	105,819

Portfolio loans	1,405,709	1,377,387	1,487,968
Allowance for credit losses, loans	(11,537)	(11,310)	(14,539)
Net portfolio loans	1,394,172	1,366,077	1,473,429
Purchased receivables, net	15,277	8,552	12,500
Mortgage servicing rights, at fair value	16,301	15,422	12,835
Other real estate owned, net	5,638	5,638	7,073
Premises and equipment, net	37,106	37,416	38,202
Lease right of use asset	9,875	10,432	11,374
Goodwill and intangible assets	15,997	16,003	16,028
Other assets	62,062	58,910	59,489
Total assets	$2,611,154	$2,626,160	$2,453,567

Liabilities:
Demand deposits	$830,156	$812,545	$798,231
Interest-bearing demand	666,283	674,393	582,669
Savings deposits	349,208	351,681	322,645
Money market deposits	319,843	329,261	258,116
Time deposits	169,900	175,186	184,777
Total deposits	2,335,390	2,343,066	2,146,438
Other borrowings	14,302	14,404	14,680
Junior subordinated debentures	10,310	10,310	10,310
Lease liability	9,846	10,402	11,335
Other liabilities	26,017	22,146	33,586
Total liabilities	2,395,865	2,400,328	2,216,349

Shareholders' Equity:
Total shareholders' equity	215,289	225,832	237,218
Total liabilities and shareholders' equity	$2,611,154	$2,626,160	$2,453,567

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Additional Financial Information
(Dollars in thousands)
(Unaudited)

Composition of Portfolio Loans
	June 30, 2022		March 31, 2022		December 31, 2021		September 30, 2020		June 30, 2021
	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total
Commercial loans	$547,495	38%	$529,331	37%	$521,785	37%	$498,585	34%	$476,900	31%
SBA Paycheck Protection loans	32,948	2%	66,680	5%	122,729	9%	211,449	14%	311,971	21%
CRE owner occupied loans	241,575	17%	230,350	17%	220,367	15%	206,756	14%	190,880	13%
CRE nonowner occupied loans	416,285	29%	397,212	29%	402,879	28%	405,666	28%	373,325	25%
Construction loans	131,850	9%	126,679	9%	121,104	8%	106,020	7%	115,917	8%
Consumer loans	43,852	3%	36,516	3%	36,565	3%	37,044	3%	36,420	2%
Subtotal	1,414,005		1,386,768		1,425,429		1,465,520		1,505,413
Unearned loan fees, net	(8,296)		(9,381)		(11,543)		(14,863)		(17,445)
Total portfolio loans	$1,405,709		$1,377,387		$1,413,886		$1,450,657		$1,487,968

Composition of Deposits
	June 30, 2022		March 31, 2022		December 31, 2021		September 30, 2020		June 30, 2021
	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total
Demand deposits	$830,156	35%	$812,545	35%	$887,824	37%	$868,810	38%	$798,231	37%
Interest-bearing demand	666,283	29%	674,393	29%	692,683	29%	644,035	28%	582,669	27%
Savings deposits	349,208	15%	351,681	15%	348,164	14%	330,465	14%	322,645	15%
Money market deposits	319,843	14%	329,261	14%	314,996	13%	278,529	12%	258,116	12%
Time deposits	169,900	7%	175,186	7%	177,964	7%	174,702	8%	184,777	9%
Total deposits	$2,335,390		$2,343,066		$2,421,631		$2,296,541		$2,146,438

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Additional Financial Information
(Dollars in thousands)
(Unaudited)

Asset Quality	June 30,	March 31,	June 30,
	2022	2022	2021
Nonaccrual loans	$8,001	$9,609	$12,976
Loans 90 days past due and accruing	—	—	128
Total nonperforming loans	8,001	9,609	13,104
Nonperforming loans guaranteed by government	(683)	(907)	(1,096)
Net nonperforming loans	7,318	8,702	12,008
Other real estate owned	5,638	5,638	7,073
Repossessed assets	—	—	—
Other real estate owned guaranteed by government	(1,279)	(1,279)	(1,279)
Net nonperforming assets	$11,677	$13,061	$17,802
Nonperforming loans, net of government guarantees / portfolio loans	0.52%	0.63%	0.81%
Nonperforming loans, net of government guarantees / portfolio loans,
net of government guarantees	0.57%	0.70%	1.06%
Nonperforming assets, net of government guarantees / total assets	0.45%	0.50%	0.73%
Nonperforming assets, net of government guarantees / total assets
net of government guarantees	0.47%	0.53%	0.85%

Performing restructured loans	$3,008	$2,978	$2,341
Performing restructured loans guaranteed by government	(2,420)	(2,382)	(1,564)
Net performing restructured loans	$588	$596	$777
Nonperforming loans plus performing restructured loans, net of government
guarantees	$7,906	$9,298	$12,785
Nonperforming loans plus performing restructured loans, net of government
guarantees / portfolio loans	0.56%	0.68%	0.86%
Nonperforming loans plus performing restructured loans, net of government
guarantees / portfolio loans, net of government guarantees	0.61%	0.75%	1.13%
Nonperforming assets plus performing restructured loans, net of government
guarantees / total assets	0.47%	0.52%	0.76%
Nonperforming assets plus performing restructured loans, net of government
guarantees / total assets, net of government guarantees	0.49%	0.55%	0.89%

Adversely classified loans, net of government guarantees	$8,836	$11,652	$14,055
Special mention loans, net of government guarantees	$5,665	$4,211	$15,855
Loans 30-89 days past due and accruing, net of government guarantees /
portfolio loans	0.02%	0.03%	0.02%
Loans 30-89 days past due and accruing, net of government guarantees /
portfolio loans, net of government guarantees	0.02%	0.03%	0.03%

Allowance for credit losses / portfolio loans	0.82%	0.82%	0.98%
Allowance for credit losses / portfolio loans, net of government guarantees	0.90%	0.92%	1.29%
Allowance for credit losses / nonperforming loans, net of government
guarantees	158%	130%	121%

Gross loan charge-offs for the quarter	$166	$295	$110
Gross loan recoveries for the quarter	($120)	($33)	($46)
Net loan (recoveries) charge-offs for the quarter	$46	$262	$64
Net loan charge-offs (recoveries) year-to-date	$308	$262	$20
Net loan charge-offs (recoveries) for the quarter / average loans, for the quarter	0.00%	0.02%	—%
Net loan charge-offs (recoveries) year-to-date / average loans,
year-to-date annualized	0.04%	0.07%	0.00%

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Additional Financial Information
(Dollars in thousands)
(Unaudited)

Nonperforming Assets Rollforward
				Writedowns	Transfers to	Transfers to
	Balance at March 31, 2022	Additions this quarter	Payments this quarter	/Charge-offs this quarter	OREO/ REPO	Performing Status this quarter	Sales this quarter	Balance at June 30, 2022
Commercial loans	$5,230	$—	($469)	($166)	$—	$—	$—	$4,595
Commercial real estate	3,993	—	(990)	—	—	—	—	3,003
Construction loans	109	—	—	—	—	—	—	109
Consumer loans	277	22	(5)	—	—	—	—	294
Non-performing loans guaranteed by government	(907)	—	224	—	—	—	—	(683)
Total non-performing loans	8,702	22	(1,240)	(166)	—	—	—	7,318
Other real estate owned	5,638	—	—	—	—	—	—	5,638
Other real estate owned guaranteed
by government	(1,279)	—	—	—	—	—	—	(1,279)
Total non-performing assets,
net of government guarantees	$13,061	$22	($1,240)	($166)	$—	$—	$—	$11,677

The following table details loan charge-offs, by industry:

Loan Charge-offs by Industry
	Three Months Ended
	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
Charge-offs:
Land subdivision	$166	$—	$—	$—	$—
Assisted living facility	—	19	—	—	—
Aircraft parts and auxiliary equipment manufacturing	—	—	185	—	110
Amusement and recreational activities	—	—	9	—	—
Scenic and sightseeing transportation	—	—	416	—	—
Site preparation contractors	—	276	224	—	—
Specialized freight trucking, long-distance	—	—	345	—	—
Total charge-offs	$166	$295	$1,179	$—	$110

Northrim BanCorp Earns $4.8 Million, or $0.83 per Diluted Share in 2Q22
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Additional Financial Information
(Dollars in thousands)
(Unaudited)

Average Balances, Yields, and Rates
	Three Months Ended
	June 30, 2022		March 31, 2022		June 30, 2021
		Average		Average		Average
	Average	Tax Equivalent	Average	Tax Equivalent	Average	Tax Equivalent
	Balance	Yield/Rate	Balance	Yield/Rate	Balance	Yield/Rate
Assets
Interest bearing deposits in other banks	$382,015	0.79%	$538,537	0.18%	$208,067	0.12%
Portfolio investments	589,553	1.59%	491,029	1.23%	354,260	1.32%
Loans held for sale	59,677	4.16%	52,630	3.08%	111,228	2.74%
Portfolio loans	1,398,149	5.52%	1,379,850	5.27%	1,541,701	4.75%
Total interest-earning assets	2,429,394	3.83%	2,462,046	3.33%	2,215,256	3.69%
Nonearning assets	172,655		156,482		173,164
Total assets	$2,602,049		$2,618,528		$2,388,420

Liabilities and Shareholders' Equity
Interest-bearing deposits	$1,513,957	0.16%	$1,526,100	0.15%	$1,316,029	0.27%
Borrowings	24,675	2.92%	24,777	2.91%	25,032	2.90%
Total interest-bearing liabilities	1,538,632	0.20%	1,550,877	0.20%	1,341,061	0.32%

Noninterest-bearing demand deposits	808,186		794,702		766,954
Other liabilities	31,064		35,835		43,017
Shareholders' equity	224,167		237,114		237,388
Total liabilities and shareholders' equity	$2,602,049		$2,618,528		$2,388,420
Net spread		3.63%		3.13%		3.37%
NIM		3.67%		3.18%		3.48%
NIMTE*		3.70%		3.20%		3.50%
Cost of funds		0.13%		0.13%		0.20%
Average portfolio loans to average
interest-earning assets	57.55%		56.04%		69.59%
Average portfolio loans to average total deposits	60.21%		59.46%		74.01%
Average non-interest deposits to average
total deposits	34.80%		34.24%		36.82%
Average interest-earning assets to average
interest-bearing liabilities	157.89%		158.75%		165.19%

The components of the change in NIMTE* are detailed in the table below:

	2Q22 vs. 1Q22	2Q22 vs. 2Q21
Nonaccrual interest adjustments	(0.01)%	(0.04)%
Impact of SBA Paycheck Protection Program loans	(0.11)%	0.11%
Interest rates and loan fees, all other loans	0.45%	0.36%
Volume and mix of other interest-earning assets and liabilities	0.17%	(0.23)%
Change in NIMTE*	0.50%	0.20%

Northrim BanCorp Earns $4.8 Million, or $0.83 per Diluted Share in 2Q22
July 28, 2022
19 of 23

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Average Balances, Yields, and Rates
	Year-to-date
	June 30, 2022		June 30, 2021
		Average		Average
	Average	Tax Equivalent	Average	Tax Equivalent
	Balance	Yield/Rate	Balance	Yield/Rate
Assets
Interest bearing deposits in other banks	$459,843	0.44%	$164,712	0.12%
Portfolio investments	540,563	1.43%	326,671	1.38%
Loans held for sale	56,173	3.65%	112,897	2.74%
Portfolio loans	1,389,050	5.40%	1,517,438	4.91%
Total interest-earning assets	2,445,629	3.58%	2,121,718	3.90%
Nonearning assets	164,611		171,870
Total assets	$2,610,240		$2,293,588

Liabilities and Shareholders' Equity
Interest-bearing deposits	$1,519,995	0.16%	$1,261,855	0.29%
Borrowings	24,726	2.91%	25,066	2.68%
Total interest-bearing liabilities	1,544,721	0.20%	1,286,921	0.34%

Noninterest-bearing demand deposits	801,481		727,589
Other liabilities	33,436		44,959
Shareholders' equity	230,602		234,119
Total liabilities and shareholders' equity	$2,610,240		$2,293,588
Net spread		3.38%		3.56%
NIM		3.42%		3.68%
NIMTE*		3.45%		3.70%
Cost of funds		0.13%		0.22%
Average portfolio loans to average interest-earning assets	56.80%		71.52%
Average portfolio loans to average total deposits	59.83%		76.27%
Average non-interest deposits to average total deposits	34.52%		36.57%
Average interest-earning assets to average interest-bearing liabilities	158.32%		164.87%

The components of the change in NIMTE* are detailed in the table below:

YTD22 vs.YTD21
Nonaccrual interest adjustments	0.05%
Impact of SBA Paycheck Protection Program loans	0.09%
Interest rates and loan fees	0.07%
Volume and mix of interest-earning assets and liabilities	(0.46)%
Change in NIMTE*	(0.25)%

Northrim BanCorp Earns $4.8 Million, or $0.83 per Diluted Share in 2Q22
July 28, 2022
20 of 23

Additional Financial Information
(Dollars in thousands, except per share data)
(Unaudited)

Capital Data (At quarter end)
	June 30, 2022	March 31, 2022	June 30, 2021
Book value per share	$37.90	$38.39	$38.22
Tangible book value per share*	$35.08	$35.67	$35.64
Total shareholders' equity/total assets	8.24%	8.60%	9.67%
Tangible Common Equity/Tangible Assets*	7.68%	8.04%	9.07%
Tier 1 Capital / Risk Adjusted Assets	12.74%	13.76%	14.54%
Total Capital / Risk Adjusted Assets	13.45%	14.49%	15.45%
Tier 1 Capital / Average Assets	8.84%	9.00%	9.77%
Shares outstanding	5,681,089	5,881,708	6,206,913
Total unrealized gain on AFS debt securities, net of income taxes	($19,911)	($14,390)	$109
Total unrealized (loss) on derivatives and hedging activities, net of income taxes	$571	($20)	($760)

Profitability Ratios
	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
For the quarter:
NIM	3.67%	3.18%	3.52%	3.45%	3.48%
NIMTE*	3.70%	3.20%	3.54%	3.47%	3.50%
Efficiency ratio	77.39%	70.02%	73.48%	68.07%	67.00%
Return on average assets	0.74%	1.12%	1.23%	1.40%	1.40%
Return on average equity	8.58%	12.36%	13.14%	14.47%	14.10%

	June 30, 2022	June 30, 2021
Year-to-date:
NIM	3.42%	3.68%
NIMTE*	3.45%	3.70%
Efficiency ratio	73.70%	63.52%
Return on average assets	0.93%	1.80%
Return on average equity	10.51%	17.68%

Northrim BanCorp Earns $4.8 Million, or $0.83 per Diluted Share in 2Q22
July 28, 2022
21 of 23

*Non-GAAP Financial Measures
(Dollars and shares in thousands, except per share data)
(Unaudited)

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Although we believe these non-GAAP financial measures are frequently used by stakeholders in the evaluation of the Company, they have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of results as reported under GAAP.

Net interest margin on a tax equivalent basis

Net interest margin on a tax equivalent basis ("NIMTE") is a non-GAAP performance measurement in which interest income on non-taxable investments and loans is presented on a tax equivalent basis using a combined federal and state statutory rate of 28.43% in both 2022 and 2021. The most comparable GAAP measure is net interest margin and the following table sets forth the reconciliation of NIMTE to net interest margin.

	Three Months Ended
	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
Net interest income	$22,212	$19,304	$21,710	$20,432	$19,192
Divided by average interest-bearing assets	2,429,394	2,462,046	2,446,716	2,348,423	2,215,256
Net interest margin ("NIM")[2]	3.67%	3.18%	3.52%	3.45%	3.48%

Net interest income	$22,212	$19,304	$21,710	$20,432	$19,192
Plus: reduction in tax expense related to
tax-exempt interest income	193	137	131	126	121
	$22,405	$19,441	$21,841	$20,558	$19,313
Divided by average interest-bearing assets	2,429,394	2,462,046	2,446,716	2,348,423	2,215,256
NIMTE[2]	3.70%	3.20%	3.54%	3.47%	3.50%

	Year-to-date
	June 30, 2022	June 30, 2021
Net interest income	$41,516	$38,685
Divided by average interest-bearing assets	2,445,629	2,121,718
Net interest margin ("NIM")[3]	3.42%	3.68%

Net interest income	$41,516	$38,685
Plus: reduction in tax expense related to
tax-exempt interest income	330	232
	$41,846	$38,917
Divided by average interest-bearing assets	2,445,629	2,121,718
NIMTE[3]	3.45%	3.70%

2Calculated using actual days in the quarter divided by 365 for the quarters ended in 2022 and 2021, respectively.

3Calculated using actual days in the year divided by 365 for year-to-date period in 2022 and 2021, respectively.

Northrim BanCorp Earns $4.8 Million, or $0.83 per Diluted Share in 2Q22
July 28, 2022
22 of 23

*Non-GAAP Financial Measures
(Dollars and shares in thousands, except per share data)
(Unaudited)

Core net interest income

Core net interest income is a non-GAAP measure defined as net interest income less interest income on SBA PPP loans. The most comparable GAAP measure is net interest income and the following table sets forth the reconciliation of core net interest income to net interest income.

	Three Months Ended
	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
Net interest income	$22,212	$19,304	$21,710	$20,432	$19,192

Net interest income	$22,212	$19,304	$21,710	$20,432	$19,192
Less interest income on SBA PPP loans	1,451	2,310	4,003	3,667	3,557
Core net interest income	$20,761	$16,994	$17,707	$16,765	$15,635

	Year-to-date
	June 30, 2022	June 30, 2021
Net interest income	$41,516	$38,685

Net interest income	$41,516	$38,685
Less interest income on SBA PPP loans	3,761	7,758
Core net interest income	$37,755	$30,927

Tangible Book Value

Tangible book value is a non-GAAP measure defined as shareholders' equity, less intangible assets, divided by shares outstanding. The most comparable GAAP measure is book value per share and the following table sets forth the reconciliation of tangible book value per share and book value per share.

	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021

Total shareholders' equity	$215,289	$225,832	$237,817	$242,474	$237,218
Divided by shares outstanding	5,681	5,882	6,015	6,177	6,207
Book value per share	$37.90	$38.39	$39.54	$39.25	$38.22

	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021

Total shareholders' equity	$215,289	$225,832	$237,817	$242,474	$237,218
Less: goodwill and intangible assets	15,997	16,003	16,009	16,019	16,028
	$199,292	$209,829	$221,808	$226,455	$221,190
Divided by shares outstanding	5,681	5,882	6,015	6,177	6,207
Tangible book value per share	$35.08	$35.67	$36.88	$36.66	$35.64

Northrim BanCorp Earns $4.8 Million, or $0.83 per Diluted Share in 2Q22
July 28, 2022
23 of 23

*Non-GAAP Financial Measures
(Dollars and shares in thousands, except per share data)
(Unaudited)

Tangible Common Equity to Tangible Assets

Tangible common equity to tangible assets is a non-GAAP ratio that represents total equity less goodwill and intangible assets divided by total assets less goodwill and intangible assets. The most comparable GAAP measure of shareholders' equity to total assets is calculated by dividing total shareholders' equity by total assets and the following table sets forth the reconciliation of tangible common equity to tangible assets and shareholders' equity to total assets.

Northrim BanCorp, Inc.	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021

Total shareholders' equity	$215,289	$225,832	$237,817	$242,474	$237,218
Total assets	2,611,154	2,626,160	2,724,719	2,609,946	2,453,567
Total shareholders' equity to total assets	8.24%	8.60%	8.73%	9.29%	9.67%

Northrim BanCorp, Inc.	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
Total shareholders' equity	$215,289	$225,832	$237,817	$242,474	$237,218
Less: goodwill and other intangible assets, net	15,997	16,003	16,009	16,019	16,028
Tangible common shareholders' equity	$199,292	$209,829	$221,808	$226,455	$221,190

Total assets	$2,611,154	$2,626,160	$2,724,719	$2,609,946	$2,453,567
Less: goodwill and other intangible assets, net	15,997	16,003	16,009	16,019	16,028
Tangible assets	$2,595,157	$2,610,157	$2,708,710	$2,593,927	$2,437,539
Tangible common equity ratio	7.68%	8.04%	8.19%	8.73%	9.07%

Note Transmitted on GlobeNewswire on July 28, 2022, at 12:15 pm Alaska Standard Time.